Exhibit 99.1


NEWS RELEASE

                 Biophan Announces Resignation of Ross B. Kenzie
                             from Board of Directors

ROCHESTER, N.Y.--(BUSINESS WIRE)--November 2, 2006--Biophan Technologies, Inc. (OTCBB: BIPH - News; FWB: BTN), a developer of next-generation medical technology, today announced that effective October 31, 2006, Ross B. Kenzie, citing health reasons, has resigned from the Biophan Board of Directors. Mr. Kenzie, a founding Board Member since December, 2000, also served on the Audit and Compensation Committees.

"Mr. Kenzie has been a most effective and instrumental member of the Board," stated Guenter Jaensch, Chairman of the Biophan Board. "We greatly appreciate the significant contributions he has made to the Board during his years of service. His wisdom and support will be missed by all at Biophan. We wish him all the best, and we are grateful that he has offered to continue to be available for advice."

About Biophan
Biophan is dedicated to providing technologies that offer innovative and competitive advantages to the medical device industry. The Company licenses its technologies which improve the MRI safety and image compatibility of medical devices to leading device manufacturers. In addition, the Company is helping to commercialize the MYOTECH MYO-VAD(TM), a new, MRI-compatible cardiac recovery system which has significant potential to improve the treatment of many forms of heart disease. Biophan is traded on the OTC market under the symbol BIPH, and is also listed on the Frankfurt Stock Exchange under the symbol BTN. For more information on Biophan, please visit our website at www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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Contact:
Investor Relations, PR Financial Marketing, Jim Blackman: 713-256-0369 jimblackman@prfinancialmarketing.com

Media
Biophan Technologies, Inc., Carolyn Hotchkiss: 585-214-2407, chotchkiss@biophan.com